LEXICON PHARMACEUTICALS PROVIDES CLINICAL PIPELINE UPDATE
AND REPORTS 2009 FIRST QUARTER RESULTS

Conference Call and Webcast at 11:00 a.m. Eastern Time

The Woodlands, Texas, April 28, 2009 – Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three months ended March 31, 2009.

“Our pipeline of novel drug candidates continues to advance in line with our expectations,” said Dr. Arthur T. Sands, president and chief executive officer of Lexicon.  During the quarter, we also restructured our operations to conserve capital and concentrate our resources on advancing the most promising programs in our pipeline.”

Key Developments

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Lexicon completed a drug-drug interaction study of LX2931 with methotrexate in patients with rheumatoid arthritis in March 2009.  Top line results from the trial indicated that LX2931 was well tolerated in combination with methotrexate, and no drug-drug interactions were observed.  In addition, Lexicon will present Phase 1 data for LX2931 at the European League Against Rheumatism (EULAR) annual meeting on June 13, 2009.

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Lexicon continues to enroll patients in a Phase 2a clinical trial of its LX1031 drug candidate for non-constipating irritable bowel syndrome (IBS).  Enrollment is on track to be completed by year-end.  The trial is designed as a double-blind, randomized, placebo-controlled study to evaluate the safety and tolerability of LX1031 and its effects on symptoms associated with IBS.  In addition, Lexicon will present Phase 1 data for LX1031 at the Digestive Disease Week (DDW) annual meeting on May 31, 2009.

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Lexicon is advancing its LX1032 drug candidate, which has received Fast Track status from the U.S. Food and Drug Administration (FDA), into a Phase 2a study in patients with carcinoid syndrome.  Lexicon has identified the clinical trial sites for this study, and patient enrollment is expected to begin in the second quarter of 2009.  In addition, Lexicon will present Phase 1 data for LX1032 at the Digestive Disease Week (DDW) annual meeting on June 1, 2009.

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Lexicon is completing the initial single ascending-dose portion of a Phase 1 study of its LX4211 drug candidate for diabetes.  Lexicon plans to initiate the multiple ascending-dose portion of the study during the second quarter of 2009 to evaluate the safety, tolerability, and pharmacokinetics of LX4211 in healthy volunteers over a seven-day dosing period.

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Lexicon is continuing preclinical studies of LX7101, a new drug candidate for glaucoma, in preparation for the planned filing of an IND application with the FDA.  LX7101 is a small molecule compound that may have the potential for treating glaucoma by lowering intraocular pressure through a new mechanism of action that enhances the eye’s fluid outflow facility.  Impairment of fluid outflow is thought to be a major contributing factor in the higher incidence of glaucoma that is observed as people age.

Financial Results

Revenues:  Lexicon’s revenues for the three months ended March 31, 2009 decreased 53 percent to $4.2 million from $8.9 million for the corresponding period in 2008.  The decrease for the three months ended March 31, 2009 was primarily attributable to reduced revenues under Lexicon’s alliance agreements with Bristol-Myers Squibb, N.V. Organon and Genentech, Inc.

Research and Development Expenses:  Research and development expenses for the three months ended March31, 2009 decreased 17 percent to $23.0 million from $27.8 million for the corresponding period in 2008.  The decrease was primarily attributable to lower salary and benefit costs, due to reductions in personnel offset in part by associated severance costs, as well as lower external research expenses.

General and Administrative Expenses:  General and administrative expenses for the three months ended March 31, 2009 decreased 14 percent to $4.8 million from $5.5 million for the corresponding period in 2008.  The decrease was primarily attributable to lower salary and benefit costs, due to reductions in personnel offset in part by associated severance costs.

Net Loss Attributable to Lexicon Pharmaceuticals, Inc.:  Net loss for the three months ended March 31, 2009 was $21.6 million, or $0.16 per share, compared to a net loss of $18.0 million, or $0.13 per share, in the corresponding period in 2008.  For the three months ended March 31, 2009, net loss included non-cash, stock-based compensation expense of $1.4 million, compared to $1.8 million in the corresponding period in 2008.

Cash and Investments:  As of March 31, 2009, Lexicon had $145.5 million in cash and investments, including $11.8 million in cash and investments held by Symphony Icon, as compared to $158.8 million as of December 31, 2008.

Lexicon Conference Call:
Lexicon management will hold a conference call to discuss its clinical development progress and financial results for the first quarter of 2009 at 11:00 a.m. Eastern Time on April 28, 2009.  The dial-in number for the conference call is 888-220-1244 (within the US/Canada) or 706-679-5615 (international).  The conference ID for all callers is 95206081.  Investors can access www.lexpharma.com to listen to a live webcast of the call.  The webcast will be archived and available for review through May 5, 2009.

About Lexicon
Lexicon is a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease.  Lexicon currently has five drug candidates in development for autoimmune disease, carcinoid syndrome, diabetes, glaucoma and irritable bowel syndrome, all of which were discovered by Lexicon’s research team.  Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets.  Lexicon has focused drug discovery efforts on these biologically-validated targets to create its extensive pipeline of clinical and preclinical programs.  For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s clinical development of LX1031, LX1032, LX2931, LX4211, and LX7101 and the potential therapeutic and commercial potential of LX1031, LX1032, LX2931, LX4211, and LX7101.  This press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information.  All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to successfully conduct clinical development of LX1031, LX1032, LX2931, LX4211, and LX7101 and preclinical and clinical development of its other potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements.  Information identifying such important factors is contained under “Factors Affecting Forward-Looking Statements” and “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission.  Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact for Lexicon:
Jason Ray
Manager, Corporate Communications and Investor Relations
281/863-3225
jray@lexpharma.com

Lexicon Pharmaceuticals, Inc.

Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended March 31,
(In thousands, except per share data)	2009	2008
	(unaudited)
Revenues:
Collaborative research	$3,605	$7,634
Subscription and license fees	563	1,259
Total revenues	4,168	8,893
Operating expenses:
Research and development, including stock-based compensation of $829 and $1,127, respectively	22,976	27,802
General and administrative, including stock-based compensation of $613 and $652, respectively	4,762	5,529
Total operating expenses	27,738	33,331
Loss from operations	(23,570)	(24,438)
Gain on long-term investments, net	517	—
Interest income	327	2,781
Interest expense	(666)	(670)
Other expense, net	(945)	(547)
Consolidated net loss.	(24,337)	(22,874)
Less: Net loss attributable to noncontrolling interest in Symphony Icon, Inc.	2,777	4,924
Net loss attributable to Lexicon Pharmaceuticals, Inc.	$(21,560)	$(17,950)

Net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	$(0.16)	$(0.13)

Shares used in computing net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	137,075	136,795

Consolidated Balance Sheet Data	As of March 31,	As of December 31,
(In thousands)	2009	2008
	(unaudited)
Cash and investments, including cash and investments held by Symphony Icon, Inc.	$145,467	$158,798
Property and equipment, net	63,027	65,087
Goodwill	25,798	25,798
Total assets	244,452	261,508
Deferred revenue	17,321	19,884
Current and long-term debt	44,923	30,492
Noncontrolling interest in Symphony Icon, Inc.	7,470	10,247
Accumulated deficit	(508,955)	(487,395)
Total Lexicon Pharmaceuticals, Inc. stockholders’ equity	165,822	185,580